Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (File No. 333-177869), Form S-8 (File No. 333-161124), Form S-8 (File No. 333-161122), Form S-8 (File No. 333-89568), Form S-8 (File No. 333-81451), Form S-8 (File No. 333-46250), Form S-8 (File No. 333-62137) and Form S-8 (No. 333-174138) of our report dated February 26, 2014 except with respect to our opinion on the consolidated financial statements insofar as it relates to the change in the composition of reportable segments described in Note 4, as to which the date is October 31, 2014 relating to the financial statements, financial statement schedules and the effectiveness of internal control over financial reporting, which appears in XL Group plc’s Current Report on Form 8-K dated October 31, 2014.

/s/ PricewaterhouseCoopers LLP

New York, New York
October 31, 2014